Exhibit 99.1

Moody's Corporation Reports Results for First Quarter 2019

  1Q19 revenue of $1.1 billion up 1% from 1Q18
  1Q19 diluted EPS of $1.93 up 1%; adjusted diluted EPS of $2.07 up 2% from 1Q181; both aided by a lower effective tax rate
  Record 1Q19 Moody’s Analytics revenue of $472.0 million up 16%, with double-digit growth across all business lines
  Affirming FY 2019 diluted EPS and adjusted diluted EPS guidance ranges of $7.30 to $7.55 and $7.85 to $8.10, respectively

NEW YORK--(BUSINESS WIRE)--April 24, 2019--Moody’s Corporation (NYSE:MCO) today announced results for the first quarter of 2019, as well as provided its current outlook for full year 2019.

“Moody’s first quarter revenue reflected robust performance in Moody’s Analytics across all business lines. This strength was largely offset by an expected decline in Moody’s Investors Service’s revenue as the business faced challenging year-over-year debt issuance comparisons,” said Raymond McDaniel, President and Chief Executive Officer of Moody’s. “We are affirming our full year 2019 guidance of $7.30 to $7.55 for diluted EPS and $7.85 to $8.10 for adjusted diluted EPS.”

MCO FIRST QUARTER REVENUE UP 1%

Moody’s Corporation reported revenue of $1.1 billion for the three months ended March 31, 2019, up 1% from the prior-year period.

U.S. revenue was $612.1 million, up 2%, and non-U.S. revenue was $530.0 million, approximately flat to the prior-year period. Revenue generated outside the U.S. constituted 46% of total revenue, down from 47% in the prior-year period. Foreign currency translation unfavorably impacted Moody’s revenue by 2%.

Moody’s Investors Service (MIS) First Quarter Revenue Down 7%

Revenue for MIS for the first quarter of 2019 was $670.1 million, down 7% from the prior-year period, compared to a 14% decline in issuance activity2. U.S. revenue was $411.2 million, down 5%, and non-U.S. revenue was $258.9 million, down 10%. Foreign currency translation unfavorably impacted MIS revenue by 2%. The MIS adjusted operating margin was 54.9%.

Corporate finance revenue was $355.4 million, down 9% from the prior-year period. This result was primarily driven by a decline in global bank loan issuance, partially offset by increased U.S. and EMEA investment grade bond activity. U.S. and non-U.S. corporate finance revenues were down 6% and 15%, respectively.

Structured finance revenue was $100.7 million, down 15% from the prior-year period. This result primarily reflected lower U.S. and EMEA collateralized loan obligation (CLO) refinancing activity. U.S. and non-U.S. structured finance revenues were down 16% and 12%, respectively.

Financial institutions revenue was $115.8 million, up 1% from the prior-year period. U.S. financial institutions revenue was down 5%, while non-U.S. revenue was up 6%.

Public, project and infrastructure finance revenue was $92.7 million, down 1% from the prior-year period. This result reflected a slow start to the year in non-U.S. infrastructure finance issuance, principally in EMEA, largely offset by higher U.S. municipal issuance against a low prior-year comparable. U.S. public, project and infrastructure finance revenue was up 13%, while non-U.S. revenue was down 18%.

Moody’s Analytics (MA) First Quarter Revenue Up 16%

Revenue for MA for the first quarter of 2019 was $472.0 million, up 16% from the prior-year period. U.S. revenue was $200.9 million, up 22%, and non-U.S. revenue was $271.1 million, up 12%. Foreign currency translation unfavorably impacted MA revenue by 3%. Organic MA revenue for the first quarter of 2019, which excluded Reis and Omega Performance revenues, was $460.6 million, up 13% from the prior-year period. The MA adjusted operating margin was 28.1%.

Research, data and analytics (RD&A) revenue was $307.7 million, up 15% from the prior-year period. U.S. and non-U.S. RD&A revenues were up 20% and 12%, respectively. Organic RD&A revenue, which excluded Reis revenue, was $298.8 million, up 12%, driven by strong sales growth at Bureau van Dijk in the second half of 2018, as well as sales of credit research and ratings data feeds.

Enterprise risk solutions (ERS) revenue was $121.9 million, up 19% from the prior-year period. This result reflected growth in fourth quarter 2018 and first quarter 2019 subscription sales, and the business continued to successfully execute on the transition toward a software-as-a-service model. U.S. and non-U.S. ERS revenues were up 26% and 15%, respectively.

Professional services revenue was $42.4 million, up 13% from the prior-year period. U.S. and non-U.S. professional services revenues were up 34% and 2%, respectively. Organic professional services revenue, which excluded Omega Performance revenue, was $39.9 million, up 6% from the prior-year period.

FIRST QUARTER OPERATING EXPENSES AND INCOME

First quarter 2019 operating expenses for Moody’s Corporation totaled $680.4 million, up 7% from the prior-year period. This result primarily reflected additional compensation expense for hiring activity and merit increases in 2018, operating expenses attributable to Reis and Omega Performance, as well as a restructuring charge of $5.5 million. Foreign currency translation favorably impacted operating expenses by 3%.

Operating income of $461.7 million was down 6% from the first quarter of 2018. Adjusted operating income, which excluded depreciation and amortization, a restructuring charge and non-recurring expenses associated with the Bureau van Dijk acquisition (“Acquisition-Related Expenses”) of $518.9 million, was down 4% from the prior-year period. Foreign currency translation unfavorably impacted operating income and adjusted operating income by 2% each. Moody’s operating margin was 40.4% and the adjusted operating margin was 45.4%.

Moody’s effective tax rate for the first quarter of 2019 was 9.2%, down from 14.6% in the prior-year period. This decline was primarily due to regulations issued in the first quarter of 2019 relating to the U.S. Tax Cuts and Jobs Act, as well as lower non-U.S. taxes on certain software development.

CAPITAL ALLOCATION AND LIQUIDITY

Over $500 Million Returned to Shareholders in the First Quarter

During the first quarter of 2019, Moody’s repurchased 0.5 million shares at a total cost of $73.2 million, or an average cost of $151.96 per share, and issued a net 1.0 million shares as part of its employee stock-based compensation plans. The net amount includes shares withheld for employee payroll taxes. Also during the first quarter of 2019, Moody’s commenced a $500 million accelerated share repurchase (“ASR”) program with 2.2 million shares delivered upfront and the remainder of the shares expected to be received by late April 2019.

Moody’s returned $94.4 million to its shareholders via dividend payments during the first quarter of 2019 and on April 15th, the Board of Directors declared a regular quarterly dividend of $0.50 per share of Moody’s common stock. This dividend will be payable on June 10, 2019 to stockholders of record at the close of business on May 20, 2019.

Outstanding shares as of March 31, 2019 totaled 189.6 million, down 1% from March 31, 2018. As of March 31, 2019, Moody’s had approximately $750 million of share repurchase authority remaining.

Sources of Capital and Cash Flow Generation

At quarter-end, Moody’s had $5.5 billion of outstanding debt and approximately $680 million of additional borrowing capacity under its revolving credit facility. Total cash, cash equivalents and short-term investments at quarter-end were $1.3 billion, down from $1.8 billion on December 31, 2018.

Cash flow from operations for the first three months of 2019 was $367.1 million and free cash flow was $347.1 million.

ASSUMPTIONS AND OUTLOOK FOR FULL YEAR 2019

Moody’s outlook for 2019 is based on assumptions about many geopolitical conditions and macroeconomic and capital market factors, including interest rates, foreign currency exchange rates, corporate profitability and business investment spending, mergers and acquisitions, consumer borrowing and securitization, and the amount of debt issued. These assumptions are subject to uncertainty, and results for the year could differ materially from our current outlook. Our guidance assumes foreign currency translation at end-of-quarter exchange rates. Specifically, our forecast for the remainder of 2019 reflects exchange rates for the British pound (£) of $1.30 to £1 and for the euro (€) of $1.12 to €1.

We are affirming all components of Moody’s 2019 guidance.

Please see Table 12 – 2019 Outlook table for a complete view of Moody’s 2019 guidance.

CONFERENCE CALL

Moody’s will hold a conference call to discuss first quarter 2019 results as well as its 2019 outlook on April 24, 2019, at 11:30 a.m. Eastern Time (“ET”). Individuals within the U.S. and Canada can access the call by dialing +1-877-400-0505. Other callers should dial +1-720-452-9084. Please dial into the call by 11:20 a.m. ET. The passcode for the call is 1337587.

The teleconference will also be webcast with an accompanying slide presentation which can be accessed through Moody's Investor Relations website, http://ir.moodys.com under “Featured and Upcoming Events & Presentations”. The webcast will be available until 3:30 p.m. ET on May 23, 2019.

A replay of the teleconference will be available from 3:30 p.m. ET, April 24, 2019 until 3:30 p.m. ET, May 23, 2019. The replay can be accessed from within the United States and Canada by dialing +1-888-203-1112. Other callers can access the replay at +1-719-457-0820. The replay confirmation code is 1337587.

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ABOUT MOODY'S CORPORATION

Moody's is an essential component of the global capital markets, providing credit ratings, research, tools and analysis that contribute to transparent and integrated financial markets. Moody’s Corporation (NYSE: MCO) is the parent company of Moody's Investors Service, which provides credit ratings and research covering debt instruments and securities, and Moody's Analytics, which offers leading-edge software, advisory services and research for credit and economic analysis and financial risk management. The corporation, which reported revenue of $4.4 billion in 2018, employs approximately 13,200 people worldwide and maintains a presence in 42 countries. Further information is available at www.moodys.com.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995

Certain statements contained in this release are forward-looking statements and are based on future expectations, plans and prospects for the Company’s business and operations that involve a number of risks and uncertainties. The forward-looking statements and other information in this release are made as of the date hereof (except where noted otherwise), and the Company undertakes no obligation (nor does it intend) to publicly supplement, update or revise such statements on a going-forward basis, whether as a result of subsequent developments, changed expectations or otherwise. In connection with the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, the Company is identifying examples of factors, risks and uncertainties that could cause actual results to differ, perhaps materially, from those indicated by these forward-looking statements. Those factors, risks and uncertainties include, but are not limited to, credit market disruptions or economic slowdowns, which could affect the volume of debt and other securities issued in domestic and/or global capital markets; other matters that could affect the volume of debt and other securities issued in domestic and/or global capital markets, including regulation, credit quality concerns, changes in interest rates and other volatility in the financial markets such as that due to the U.K.’s planned withdrawal from the EU; the level of merger and acquisition activity in the U.S. and abroad; the uncertain effectiveness and possible collateral consequences of U.S. and foreign government actions affecting credit markets, international trade and economic policy; concerns in the marketplace affecting our credibility or otherwise affecting market perceptions of the integrity or utility of independent credit agency ratings; the introduction of competing products or technologies by other companies; pricing pressure from competitors and/or customers; the level of success of new product development and global expansion; the impact of regulation as an NRSRO, the potential for new U.S., state and local legislation and regulations, including provisions in the Dodd-Frank Wall Street Reform and Consumer Protection Act (“Dodd-Frank”) and regulations resulting from Dodd-Frank; the potential for increased competition and regulation in the EU and other foreign jurisdictions; exposure to litigation related to our rating opinions, as well as any other litigation, government and regulatory proceedings, investigations and inquires to which the Company may be subject from time to time; provisions in the Dodd-Frank Act legislation modifying the pleading standards, and EU regulations modifying the liability standards, applicable to credit rating agencies in a manner adverse to credit rating agencies; provisions of EU regulations imposing additional procedural and substantive requirements on the pricing of services and the expansion of supervisory remit to include non-EU ratings used for regulatory purposes; the possible loss of key employees; failures or malfunctions of our operations and infrastructure; any vulnerabilities to cyber threats or other cybersecurity concerns; the outcome of any review by controlling tax authorities of the Company’s global tax planning initiatives; exposure to potential criminal sanctions or civil remedies if the Company fails to comply with foreign and U.S. laws and regulations that are applicable in the jurisdictions in which the Company operates, including data protection and privacy laws, sanctions laws, anti-corruption laws, and local laws prohibiting corrupt payments to government officials; the impact of mergers, acquisitions or other business combinations and the ability of the Company to successfully integrate such acquired businesses; currency and foreign exchange volatility; the level of future cash flows; the levels of capital investments; and a decline in the demand for credit risk management tools by financial institutions. These factors, risks and uncertainties as well as other risks and uncertainties that could cause Moody’s actual results to differ materially from those contemplated, expressed, projected, anticipated or implied in the forward-looking statements are described in greater detail under “Risk Factors” in Part I, Item 1A of the Company’s annual report on Form 10-K for the year ended December 31, 2018, and in other filings made by the Company from time to time with the SEC or in materials incorporated herein or therein. Stockholders and investors are cautioned that the occurrence of any of these factors, risks and uncertainties may cause the Company’s actual results to differ materially from those contemplated, expressed, projected, anticipated or implied in the forward-looking statements, which could have a material and adverse effect on the Company’s business, results of operations and financial condition. New factors may emerge from time to time, and it is not possible for the Company to predict new factors, nor can the Company assess the potential effect of any new factors on it.

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[1] Refer to tables at the end of this press release for a reconciliation between all adjusted and organic measures mentioned throughout this press release and GAAP.
[2] Excludes Sovereign.

Table 1 - Consolidated Statements Operations (Unaudited)

	Three Months Ended March 31,
Amounts in millions, except per share amounts	2019	2018

Revenue	$1,142.1	$1,126.7

Expenses:
Operating	341.7	314.9
Selling, general and administrative	281.5	271.1
Restructuring	5.5	-
Depreciation and amortization	50.3	49.1
Acquisition-Related Expenses	1.4	0.8
Total expenses	680.4	635.9

Operating income	461.7	490.8
Non-operating (expense) income, net
Interest expense, net	(52.5)	(50.7)
Other non-operating income, net	2.3	1.0
Total non-operating expense, net	(50.2)	(49.7)
Income before provision for income taxes	411.5	441.1
Provision for income taxes	37.9	64.3
Net income	373.6	376.8
Less: net income attributable to noncontrolling interests	0.7	3.9
Net income attributable to Moody's Corporation	$372.9	$372.9

Earnings per share attributable to Moody's common shareholders
Basic	$1.96	$1.95
Diluted	$1.93	$1.92

Weighted average number of shares outstanding
Basic	190.4	191.4
Diluted	192.8	194.5

Table 2 - Supplemental Revenue Information (Unaudited)

	Three Months Ended March 31,

Amounts in millions	2019	2018

Moody's Investors Service
Corporate Finance (1)	$355.4	$389.6
Structured Finance (1)	100.7	117.8
Financial Institutions	115.8	114.3
Public, Project and Infrastructure Finance	92.7	93.2
MIS Other	5.5	5.0
Intersegment royalty	32.3	29.8
Sub-total MIS	702.4	749.7
Eliminations	(32.3)	(29.8)
Total MIS revenue	670.1	719.9

Moody's Analytics
Research, Data and Analytics (2)	307.7	267.1
Enterprise Risk Solutions (2)	121.9	102.2
Professional Services	42.4	37.5
Intersegment revenue	2.4	5.0
Sub-total MA	474.4	411.8
Eliminations	(2.4)	(5.0)
Total MA revenue	472.0	406.8

Total Moody's Corporation revenue	$1,142.1	$1,126.7

Moody's Corporation revenue by geographic area

United States	$612.1	$597.7
Non-U.S.	530.0	529.0

	$1,142.1	$1,126.7

(1) Pursuant to certain organizational realignments in the first quarter of 2019, MIS now reports revenue from REITs, which was previously classified in the SFG line-of-business ("LOB"), as a component of the CFG LOB. The amounts reclassified were not material and prior year revenue by LOB has been reclassified to conform to this new presentation.
(2) Pursuant to organizational/product realignments in the first quarter of 2019, revenue relating to the Bureau van Dijk FACT product, a credit assessment and origination software solution, is now reported in the ERS LOB. This revenue was previously reported in the RD&A LOB. Prior year revenue by LOB has been reclassified to conform to this new presentation, and the amounts reclassified were not material.

Table 3 - Selected Consolidated Balance Sheet Data (Unaudited)

	March 31,	December 31,
	2019	2018
Amounts in millions

Cash and cash equivalents	$1,196.6	$1,685.0
Short-term investments	114.0	132.5
Total current assets	2,898.4	3,386.9
Operating lease right-of-use assets (1)	508.1	-
Non-current assets	6,619.7	6,139.3
Total assets	9,518.1	9,526.2
Total current liabilities(2)	2,005.6	2,098.5
Total debt (3)	5,547.4	5,676.0
Total operating lease liabilities (1)(4)	610.9	-
Other long-term liabilities	1,435.4	1,545.1
Total shareholders' equity	325.0	656.5

Total liabilities and shareholders' equity	9,518.1	9,526.2

Actual number of shares outstanding	189.6	191.3

(1) Amounts are pursuant to the Company's adoption of the new lease accounting standard on January 1, 2019, which results in operating leases being recognized on the balance sheet.
(2) The March 31, 2019 amount includes $318.8 million of commercial paper and the December 31, 2018 amount includes $449.9 million of debt classified as a current liability as the maturities are within twelve months of the balance sheet date.
(3) Includes debt classified in both current liabilities and long-term debt.
(4) The March 31, 2019 amount includes $87.4 million of operating lease liabilities classified as current.

Table 4 - Selected Consolidated Balance Sheet Data (Unaudited) Continued

Total debt consists of the following:
	March 31, 2019
Amounts in millions	Principal Amount	Fair Value of Interest Rate Swaps (1)	Unamortized (Discount) Premium	Unamortized Debt Issuance Costs	Carrying Value
Notes Payable:
5.50% 2010 Senior Notes, due 2020	$500.0	$(1.5)	$(0.5)	$(0.6)	$497.4
4.50% 2012 Senior Notes, due 2022	500.0	4.8	(1.5)	(1.3)	502.0
4.875% 2013 Senior Notes, due 2024	500.0	-	(1.5)	(1.9)	496.6
5.25% 2014 Senior Notes (30-Year), due 2044	600.0	-	3.2	(5.4)	597.8
1.75% 2015 Senior Notes, due 2027	561.4	-	-	(2.9)	558.5
2.75% 2017 Senior Notes, due 2021	500.0	6.9	(0.9)	(2.2)	503.8
2.625% 2017 Senior Notes, due 2023	500.0	2.8	(0.8)	(2.8)	499.2
3.25% 2017 Senior Notes, due 2028	500.0	-	(4.6)	(3.6)	491.8
3.25% 2018 Senior Notes, due 2021	300.0	-	(0.3)	(1.3)	298.4
4.25% 2018 Senior Notes, due 2029	400.0	-	(2.9)	(3.2)	393.9
4.875% 2018 Senior Notes, due 2048	400.0	-	(6.7)	(4.1)	389.2
Commercial Paper	320.0	-	(1.2)	-	318.8
Total debt (2)	$5,581.4	$13.0	$(17.7)	$(29.3)	$5,547.4
Current portion					(318.8)
Total long-term debt					$5,228.6
	December 31, 2018
	Principal Amount	Fair Value of Interest Rate Swaps (1)	Unamortized (Discount) Premium	Unamortized Debt Issuance Costs	Carrying Value
Notes Payable:
5.50% 2010 Senior Notes, due 2020	$500.0	$(3.7)	$(0.6)	$(0.7)	$495.0
4.50% 2012 Senior Notes, due 2022	500.0	1.9	(1.6)	(1.4)	498.9
4.875% 2013 Senior Notes, due 2024	500.0	-	(1.5)	(2.0)	496.5
2.75% 2014 Senior Notes (5-Year), due 2019	450.0	-	(0.1)	-	449.9
5.25% 2014 Senior Notes (30-Year), due 2044	600.0	-	3.2	(5.5)	597.7
1.75% 2015 Senior Notes, due 2027	571.6	-	-	(3.1)	568.5
2.75% 2017 Senior Notes, due 2021	500.0	4.0	(1.0)	(2.4)	500.6
2.625% 2017 Senior Notes, due 2023	500.0	-	(0.9)	(2.8)	496.3
3.25% 2017 Senior Notes, due 2028	500.0	-	(4.7)	(3.7)	491.6
3.25% 2018 Senior Notes, due 2021	300.0	-	(0.4)	(1.5)	298.1
4.25% 2018 Senior Notes, due 2029	400.0	-	(3.0)	(3.3)	393.7
4.875% 2018 Senior Notes, due 2048	400.0	-	(6.7)	(4.1)	389.2
Total debt (2)	$5,721.6	$2.2	$(17.3)	$(30.5)	$5,676.0
Current portion					(449.9)
Total long-term debt					$5,226.1

(1) The Company has entered into interest rate swaps on the 2010 Senior Notes, the 2012 Senior Notes, the 2017 Senior Notes due 2021 and the 2017 Senior Notes due 2023. These amounts represent the cumulative amount of fair value hedging adjustments included in the carrying amount of the hedged debt.

(2) The March 31, 2019 amount includes $318.8 million of commercial paper and the December 31, 2018 amount includes $449.9 million of debt classified as a current liability as the maturities are within twelve months of the balance sheet date.

Table 5 - Non-Operating (Expense) Income, Net

	Three Months Ended March 31,

	2019	2018
Amounts in millions

Interest:
Expense on borrowings	$(46.6)	$(51.3)
Income	5.0	3.2
UTPs and other tax related liabilities	(5.6)	1.8
Net periodic pension costs-interest component	(5.6)	(4.7)
Interest capitalized	0.3	0.3
Total interest expense, net	$(52.5)	$(50.7)
Other non-operating (expense) income, net:
FX loss	$(6.2)	$(5.9)
Net periodic pension costs - other components	4.5	2.3
Income from investments in non-consolidated affiliates	1.2	1.3
Other	2.8	3.3
Other non-operating income, net	2.3	1.0
Total non-operating expense, net	$(50.2)	$(49.7)

Table 6 - Financial Information by Segment

The table below presents revenue, adjusted operating income and operating income by reportable segment. The Company defines adjusted operating income as operating income excluding depreciation and amortization, restructuring, and Acquisition-Related Expenses.

	Three Months Ended March 31,
	2019				2018
Amounts in millions	MIS	MA	Eliminations	Consolidated	MIS	MA	Eliminations	Consolidated
Revenue	$702.4	$474.4	$(34.7)	$1,142.1	$749.7	$411.8	$(34.8)	$1,126.7
Operating, selling, general and administrative expense	316.8	341.1	(34.7)	623.2	310.4	310.4	(34.8)	586.0

Adjusted operating income	385.6	133.3	-	518.9	439.3	101.4	-	540.7

Depreciation and amortization	17.0	33.3	-	50.3	16.8	32.3	-	49.1
Restructuring	2.7	2.8	-	5.5	-	-	-	-
Acquisition-Related Expenses	-	1.4	-	1.4	-	0.8	-	0.8
Operating income	$365.9	$95.8	$-	$461.7	$422.5	$68.3	$-	$490.8
Adjusted operating margin	54.9%	28.1%		45.4%	58.6%	24.6%		48.0%
Operating margin	52.1%	20.2%		40.4%	56.4%	16.6%		43.6%

Table 7 - Transaction and Relationship Revenue

The tables below summarize the split between transaction and relationship revenue. In the MIS segment, excluding MIS Other, transaction revenue represents the initial rating of a new debt issuance as well as other one-time fees while relationship revenue represents the recurring monitoring of a rated debt obligation and/or entities that issue such obligations, as well as revenue from programs such as commercial paper, medium-term notes and shelf registrations. In MIS Other, transaction revenue represents revenue from professional services and outsourcing engagements and relationship revenue represents subscription-based revenues. In the MA segment, transaction revenue represents perpetual software license fees and revenue from software implementation services, risk management advisory projects, training and certification services, and research and analytical engagements. Relationship revenue in MA represents subscription-based revenues and software maintenance revenue.

	Three Months Ended March 31,
Amounts in millions	2019			2018
	Transaction	Relationship	Total	Transaction	Relationship	Total
Corporate Finance	$249.5	$105.9	$355.4	$283.4	$106.2	$389.6
	70%	30%	100%	73%	27%	100%
Structured Finance	$57.3	$43.4	$100.7	$74.6	$43.2	$117.8
	57%	43%	100%	63%	37%	100%
Financial Institutions	$47.9	$67.9	$115.8	$50.0	$64.3	$114.3
	41%	59%	100%	44%	56%	100%
Public, Project and Infrastructure Finance	$54.7	$38.0	$92.7	$54.4	$38.8	$93.2
	59%	41%	100%	58%	42%	100%
MIS Other	$0.5	$5.0	$5.5	$0.6	$4.4	$5.0
	9%	91%	100%	12%	88%	100%
Total MIS	$409.9	$260.2	$670.1	$463.0	$256.9	$719.9
	61%	39%	100%	64%	36%	100%
Moody's Analytics	$71.5	$400.5	$472.0	$60.8	$346.0	$406.8
	15%	85%	100%	15%	85%	100%
Total Moody's Corporation	$481.4	$660.7	$1,142.1	$523.8	$602.9	$1,126.7
	42%	58%	100%	46%	54%	100%

Table 8 - Adjusted Operating Income and Adjusted Operating Margin

The Company presents Adjusted Operating Income because management deems this metric to be a useful measure of assessing the operating performance of Moody’s. Adjusted Operating Income excludes depreciation and amortization, restructuring, and Acquisition-Related Expenses. Depreciation and amortization are excluded because companies utilize productive assets of different ages and use different methods of acquiring and depreciating productive assets. Restructuring charges are excluded as the frequency and magnitude of these charges may vary widely across periods and companies. Acquisition-Related Expenses consist of expenses incurred to complete and integrate the acquisition of Bureau van Dijk and are excluded due to the material nature of these expenses on an annual basis, which are not expected to recur at this dollar magnitude subsequent to the completion of the multi-year integration effort. Acquisition-Related Expenses from other acquisitions were not material. Management believes that the exclusion of depreciation and amortization, restructuring charges, and Acquisition-Related Expenses, as detailed in the reconciliation below, allows for an additional perspective on the Company’s operating results from period to period and across companies. The Company defines Adjusted Operating Margin as Adjusted Operating Income divided by revenue.

	Three Months Ended March 31,
Amounts in millions	2019	2018
Operating income	$461.7	$490.8
Restructuring	5.5	-
Depreciation & amortization	50.3	49.1
Acquisition-Related Expenses	1.4	0.8
Adjusted operating income	$518.9	$540.7
Operating margin	40.4%	43.6%
Adjusted operating margin	45.4%	48.0%

Table 9 - Free Cash Flow

The table below reflects a reconciliation of the Company’s net cash flows from operating activities to free cash flow. The Company defines free cash flow as net cash provided by operating activities minus payments for capital additions. Management deems capital expenditures essential to the Company’s product and service innovations and maintenance of Moody’s operational capabilities. Accordingly, capital expenditures are deemed to be a recurring use of Moody’s cash flow. Management believes that free cash flow is a useful metric in assessing the Company's cash flows to service debt, pay dividends and to fund acquisitions and share repurchases.

	Three Months Ended March 31,
Amounts in millions	2019	2018
Net cash flows provided by operating activities	$367.1	$391.5
Capital expenditures	(20.0)	(15.0)
Free cash flow	$347.1	$376.5
Net cash flows used in investing activities	$(7.2)	$(18.5)
Net cash flows used in financing activities	$(848.8)	$(182.3)

Table 10 - Organic Revenue and Growth Measures

The Company presents the organic revenue and growth for the MA segment, the RD&A LOB and the PS LOB because management deems this metric to be a useful measure which provides additional perspective in assessing the revenue growth excluding the inorganic revenue impacts from the August 2018 acquisition of Omega Performance and the October 2018 acquisition of Reis Inc. Below is a reconciliation of the Company’s organic dollar revenue and growth rates:

	Three Months Ended March 31,
Amounts in millions	2019	2018	Change	Growth
MA revenue	$472.0	$406.8	$65.2	16%
Omega Performance revenue	(2.5)	-	(2.5)
Reis Inc. revenue	(8.9)	-	(8.9)
Organic MA revenue	$460.6	$406.8	$53.8	13%

	Three Months Ended March 31,
Amounts in millions	2019	2018	Change	Growth
RD&A revenue	$307.7	$267.1	$40.6	15%
Reis Inc. revenue	(8.9)	-	(8.9)
Organic RD&A revenue	$298.8	$267.1	$31.7	12%

	Three Months Ended March 31,
Amounts in millions	2019	2018	Change	Growth
PS revenue	$42.4	$37.5	$4.9	13%
Omega Performance revenue	(2.5)	-	(2.5)
Organic PS revenue	$39.9	$37.5	$2.4	6%

Table 11 - Adjusted Net Income and Adjusted Diluted EPS Attributable to Moody's Common Shareholders

The Company presents Adjusted Net Income and Adjusted Diluted EPS because management deems these metrics to be useful measures to provide additional perspective on the operating performance of Moody’s. Adjusted Net Income and Adjusted Diluted EPS exclude the impact of amortization of acquired intangible assets, Acquisition-Related Expenses and restructuring charges.

The Company excludes the impact of amortization of acquired intangible assets as companies utilize intangible assets with different ages and have different methods of acquiring and amortizing intangible assets. Furthermore, the timing and magnitude of business combination transactions are not predictable and the purchase price allocated to amortizable intangible assets and the related amortization period are unique to each acquisition and can vary significantly from period to period and across companies. Also, management believes that excluding acquisition-related amortization expense provides additional perspective when comparing operating results from period to period, and with both acquisitive and non-acquisitive peer companies. Additionally, Acquisition-Related Expenses are excluded due to the material nature of these expenses on an annual basis, which are not expected to recur at this dollar magnitude subsequent to the completion of the multi-year integration effort relating to Bureau van Dijk. Acquisition-related expenses from other acquisitions were not material.

Below is a reconciliation of this measure to its most directly comparable U.S. GAAP amount:

	Three Months Ended March 31,
Amounts in millions	2019		2018
Net income attributable to Moody's common shareholders		$372.9		$372.9
Pre-Tax Acquisition-Related Expenses	$1.4		$0.8
Tax on Acquisition-Related Expenses	(0.3)		(0.2)
Net Acquisition-Related Expenses (1)		1.1		0.6
Pre-Tax Acquisition-Related Intangible Amortization Expenses	$26.4		$25.7
Tax on Acquisition-Related Intangible Amortization Expenses	(6.1)		(5.9)
Net Acquisition-Related Intangible Amortization Expenses		20.3		19.8
Pre-Tax Restructuring	$5.5		$-
Tax on Restructuring	(1.4)		-
Net Restructuring		4.1		-
Adjusted Net Income		$398.4		$393.3

(1) Certain of these Acquisition-Related Expenses are not deductible for tax.

Table 11 - Adjusted Net Income and Adjusted Diluted EPS Attributable to Moody's Common Shareholders Continued

	Three Months Ended March 31,
	2019		2018
Earnings per share attributable to Moody's common shareholders		$1.93		$1.92
Pre-Tax Acquisition-Related Expenses	$0.01		$-
Tax on Acquisition-Related Expenses	-		-
Net Acquisition-Related Expenses (1)		0.01		-
Pre-Tax Acquisition-Related Intangible Amortization Expenses	$0.14		$0.13
Tax on Acquisition-Related Intangible Amortization Expenses	(0.03)		(0.03)
Net Acquisition-Related Intangible Amortization Expenses		0.11		0.10
Pre-Tax Restructuring	$0.03		$-
Tax on Restructuring	(0.01)		-
Net Restructuring		0.02		-

Adjusted Diluted EPS		$2.07		$2.02

(1) Certain of these Acquisition-Related Expenses are not deductible for tax.

Table 12 - 2019 Outlook

Moody’s outlook for 2019 is based on assumptions about many geopolitical conditions and macroeconomic and capital market factors, including interest rates, foreign currency exchange rates, corporate profitability and business investment spending, mergers and acquisitions, consumer borrowing and securitization, and the level of debt capital markets activity. These assumptions are subject to uncertainty, and results for the year could differ materially from our current outlook. Our guidance assumes foreign currency translation at end-of-quarter exchange rates. Specifically, our forecast for the remainder of 2019 reflects exchange rates for the British pound (£) of $1.30 to £1 and for the euro (€) of $1.12 to €1.

Full Year 2019 Moody's Corporation Guidance as of April 24, 2019

MOODY'S CORPORATION
Revenue	increase in the mid-single-digit percent range
Operating expenses(1)	increase in the mid-single-digit percent range
Operating margin	approximately 43%
Adjusted operating margin(2)	approximately 48%
Interest expense, net	$200 - $225 million
Effective tax rate	21% - 22%
Diluted EPS	$7.30 to $7.55
Adjusted diluted EPS(2)	$7.85 to $8.10
Operating cash flow	$1.7 to $1.8 billion
Free cash flow(2)	$1.6 to $1.7 billion
Share repurchases	approximately $1 billion (subject to available cash, market conditions and other ongoing capital allocation decisions)

(1) Includes depreciation and amortization, Acquisition-Related Expenses and restructuring charges.
(2) These metrics are adjusted measures. See below for a reconciliation of these measures to their comparable GAAP measure.

Full Year 2019 Moody's Corporation Guidance as of April 24, 2019

MIS
MIS global	increase in the low-single-digit percent range
MIS U.S.	increase in the low-single-digit percent range
MIS non-U.S.	approximately flat
MIS adjusted operating margin	approximately 58%

MA
MA global	increase in the low-double-digit percent range
MA U.S.	increase in the mid-teens percent range
MA non-U.S.	increase in the high-single-digit percent range
MA adjusted operating margin	29% - 30%

Table 12 - 2019 Outlook Continued

The following are reconciliations of the Company's adjusted forward looking measures to their comparable GAAP measure:

Projected for the Year Ended
December 31, 2019
Operating margin guidance	Approximately 43%
Depreciation and amortization	Approximately 4%
Restructuring	Approximately 1%
Acquisition-Related Expenses	Negligible
Adjusted operating margin guidance	Approximately 48%

Projected for the Year Ended
December 31, 2019
Operating cash flow guidance	$1.7 to $1.8 billion
Less: Capital expenditures	Approximately $100 million
Free cash flow guidance	$1.6 to $1.7 billion

Projected for the Year Ended
December 31, 2019
Diluted EPS	$7.30 to $7.55
Acquisition-related intangibles	Approximately $0.40
Restructuring	Approximately $0.10
Acquisition-Related Expenses	Approximately $0.05
Adjusted diluted EPS	$7.85 to $8.10

CONTACT:
Salli Schwartz
Investor Relations
212.553.4862
sallilyn.schwartz@moodys.com

Michael Adler
Corporate Communications
212.553.4667
michael.adler@moodys.com

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